EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Benefits Committee

Wachovia Corporation

We consent to the incorporation by reference in the Registration Statement (No. 333-11613) on Form S-8 of the Wachovia Savings Plan (the Plan), of our report dated June 14, 2004, relating to the statements of net assets available for benefits as of December 31, 2003 and 2002, and the statement of changes in net assets available for benefits for the year ended December 31, 2003, and the related supplemental schedule, which report appears in the December 31, 2003 Annual Report on Form 11-K of the Plan.

/s/ KPMG LLP

Charlotte, North Carolina
June 14, 2004